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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934




                            ALARMGUARD HOLDINGS, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.0001 PER SHARE
                         (Title of Class of Securities)

                                   011 649 100
                                 (CUSIP Number)



                February 13, 1998
-------------------------------------------------------
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
          [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

    ADVANCE CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    669,575.76
                 ---------------------------------------------------------------
   NUMBER OF     6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY       0
   OWNED BY      ---------------------------------------------------------------
     EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH       669,575.76
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    669,575.76
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

CUSIP NO. 011 649 100                                          PAGE 3 OF 6 PAGES


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ADVANCE CAPITAL OFFSHORE PARTNERS, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    CAYMAN ISLANDS
--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     209,212.12
                 ---------------------------------------------------------------
  NUMBER OF      6  SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY       ---------------------------------------------------------------
    EACH         7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        209,212.12
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    209,212.12
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

CUSIP NO. 011 649 100                                          PAGE 4 OF 6 PAGES


Item 1(a). Name of Issuer:

ALARMGUARD HOLDINGS, INC

Item 1(b). Address of Issuer's Principal Executive Offices:

125 FRONTAGE ROAD
ORANGE, CT  06477


Item 2(a). Name of Person Filing:

THIS STATEMENT IS BEING FILED BY ADVANCE CAPITAL PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP AND ADVANCE CAPITAL OFFSHORE PARTNERS, L.P., A CAYMAN ISLANDS LIMITED PARTNERSHIP (COLLECTIVELY, THE "REPORTING PERSONS").

Item 2(b). Address of Principal Business Office:

ADVANCE CAPITAL PARTNERS, L.P.
660 MADISON AVE, 15TH FLOOR
NEW YORK, NY 10021

ADVANCE CAPITAL OFFSHORE PARTNERS, L.P.
C/O CITGO FUND SERVICES (CAYMAN ISLANDS) LIMITED
SAFEHAVEN CORPORATE CENTRE
LEWARD BUILDING
P.O. BOX 31106 SMB
WEST BAY ROAD
GRAND CAYMAN
CAYMAN ISLANDS B.W.I.


Item 2(c). Citizenship:

ADVANCE CAPITAL PARTNERS -- DELAWARE
ADVANCE CAPITAL OFFSHORE PARTNERS -- CAYMAN ISLANDS


Item 2(d). Title of Class of Securities:

SERIES A CONVERTIBLE PREFERRED STOCK

Item 2(e). CUSIP Number:

011 649 100

Item 3. Statements Filed Pursuant to Rules 13d(1)(b) or 13d-2(b): Not applicable.

If this statement is filed pursuant to s240.13d-(c), check this box. [X]


Item 4. Ownership

ADVANCE CAPITAL PARTNERS, L.P.

CUSIP NO. 011 649 100                                          PAGE 5 OF 6 PAGES


   (a) Amount Beneficially Owned:     669,575.76
   (b) Percent of Class:  10.7%
   (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:  669,575.76
         (ii)  shared power to vote or to direct the vote:  0
         (iii) sole power to dispose or to direct the disposition of: 669,575.76
         (iv)  shared power to dispose or to direct the disposition of:  0

ADVANCE CAPITAL OFFSHORE PARTNERS, L.P.
   (a) Amount Beneficially Owned:  209,212.12
   (b) Percent of Class:  3.6%
   (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:  209,212.12
         (ii)  shared power to vote or to direct the vote: 0
         (iii) sole power to dispose or to direct the disposition of: 209,212.12
         (iv)  shared power to dispose or to direct the disposition of:  0

Item 5. Ownership of Five Percent or Less of a Class:

NOT APPLICABLE.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

NOT APPLICABLE.

Item 8. Identification and Classification of Members of the Group:

ADVANCE CAPITAL PARTNERS, L.P. AND ADVANCE CAPITAL OFFSHORE PARTNERS, L.P. ARE FILING THIS STATEMENT ON SCHEDULE 13G AS A GROUP.

Item 9. Notice of Dissolution of Group:

NOT APPLICABLE.

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 011 649 100                                          PAGE 6 OF 6 PAGES



                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 24, 1998
                                    _______________________________
                                    (Date)



                                    ADVANCE CAPITAL OFFSHORE PARTNERS, L.P.



                                    By: /s/ Robert A. Bernstein
                                        -----------------------
                                        Robert A. Bernstein
                                        Principal




                                    ADVANCE CAPITAL PARTNERS, L.P.



                                        /s/ Robert A. Bernstein
                                    By: ------------------------
                                        Robert A. Bernstein
                                        Principal